Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 13, 2012, except for Note 1 as to which the date is June 28, 2012, on the consolidated financial statements of MusclePharm Corporation and Subsidiary as of December 31, 2011 and December 31, 2010, included herein on Amendment No. 1 to Post-Effective Amendment No. 1 to the registration statement of MusclePharm Corporation and Subsidiary on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

January 16, 2013

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.bermancpas.com • info@bermancpas.com

Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants